Exhibit 10.2

CARECLOUD, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, effective as of the 8th day of May, 2023 is by and between CareCloud, Inc., a Delaware corporation (the “Company”) and Joseph C. DosSantos (the “Executive”).

WHEREAS, the Executive possesses unique knowledge of finance, account, tax, and the general responsibilities of a Chief Financial Officer; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) believes it to be in the best interests of the Company to ensure the Executive’s employment by the Company in the capacity and under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Effective Date. This Employment Agreement shall become effective as of May 8, 2023 (the “Effective Date”).

2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, all upon the terms and conditions herein set forth.

3. Duties. The Executive shall perform such management duties for the Company and its affiliates as may from time to time be assigned and which are consistent with the title of Chief Financial Officer. The Executive hereby promises to perform and discharge, well and faithfully, all duties of his position. If the Executive is elected as a director or officer of any affiliate of the Company, the Executive shall serve in such capacity or capacities without further compensation.

4. Extent of Services.

(a) The Executive shall devote their entire time, attention and energies to the business of the Company and shall not during the term of this Employment Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from investing personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which the Executive’s participation is solely that of an investor, nor shall this be construed as preventing the Executive from purchasing securities in any entity whose securities are regularly traded provided that such purchases shall not result in the Executive collectively owning beneficially at any time one percent (1%) or more of the equity securities of any entity engaged in a business competitive to that of the Company, without the express prior written consent of the Company.

(b) It shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards, advisory boards or committees; or deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities, separately or in the aggregate, do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

5. Compensation.

(a) For services rendered under this Employment Agreement, the Company shall pay the Executive a salary determined annually by the Board of Directors (the “Base Salary”), payable (after deduction of applicable payroll taxes) in the same manner and on the same payroll schedule in which Company employees receive payment. The Executive’s Base Salary as of the Effective Date shall be $250,000. The Executive shall also be eligible for and participate in such fringe benefits as shall be generally provided to executives of the Company, including those under the CareCloud, Inc. Amended and Restated Equity Incentive Plan, which may be adopted, amended and modified from time to time during the term hereof by the Company.

(b) The Compensation Committee of the Board of Directors shall review the Executive’s compensation from time to time and effect such increases in the Base Salary as the Board of Directors, in its sole discretion, determines are merited, based upon the Executive’s performance and consistent with the Company’s compensation policies. At the conclusion of each fiscal year, the Executive shall be eligible for, and the Board of Directors in its sole discretion may award, an executive bonus based on the achievement of objectives established by the CEO and the Board of Directors in line with the rules of the Company’s bonus plan. Executive’s current target bonus is equal to 100% of the Annual Base Salary, provided that, depending on results, the Executive’s actual bonus may be higher or lower than the target bonus, as determined by the Board of Directors.

6. Paid Time Off. During the term of this Employment Agreement, the Executive shall be entitled to the number of paid days off in accordance with the Company’s customary paid time off policy.

7. Expenses. During the term of this Employment Agreement, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of the Executive’s duties under this Employment Agreement upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

8. Term. The Executive’s employment under this Employment Agreement shall commence on the Effective Date and shall expire on the second-year anniversary date thereof. The term of employment shall automatically be extended for consecutive periods of one (1) year each unless notice of termination of employment is given by either party hereto at least ninety (90) days prior to the expiration of the initial or any renewal term, in which case, this Employment Agreement shall terminate at the end of such initial or renewal term, as the case may be. In the case of a renewal and unless otherwise agreed to in writing by the parties, the terms and conditions of this Employment Agreement shall apply to any renewals or extensions thereto. Notwithstanding the foregoing, the Company may, at its election, terminate the Executive’s employment hereunder as follows:

(i) Upon thirty (30) days’ notice if the Executive becomes physically or mentally incapacitated or is injured so that the Executive is unable to perform the services required of hereunder and such inability to perform continues for a period in excess of twenty-six (26) weeks and is continuing at the time of such notice; or

(ii) For “Cause” upon notice of such termination to the Executive. For purposes of this Employment Agreement, the Company shall have “Cause” to terminate its obligations hereunder upon (A) the reasonable determination by the Board of Directors that the Executive has repeatedly failed to substantially perform his duties hereunder (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to a repeated and consistent neglect of the Executive’s duties hereunder, (B) the reasonable determination by the Board of Directors that the Executive materially fails or refuses to comply with any lawful regulation or policy of the Company, and fails to correct the non-compliance following written notice from the Company, (C) the reasonable determination by the Board of Directors that the Executive has engaged or is about to engage in conduct materially injurious to the Company, (D) the Executive’s having been convicted of a felony or a misdemeanor involving moral turpitude, (E) a material breach by the Executive of any of the other covenants or representations herein or any other agreement between Executive and the Company, or (F) fraud, theft, embezzlement or misappropriation of Company property or funds; or

(iii) Without Cause at any time upon notice of such termination to the Executive; or

(iv) Without Cause within twelve months after a Change in Control. Change in Control for purposes of this Agreement, unless the Board of Directors determines otherwise, shall be deemed to have occurred at such time as: (A) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries, (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, (C) a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed, or (D) the Board of Directors determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated; or

(v) Upon the death of the Executive.

In addition, the Executive shall have the right to terminate this Employment Agreement upon notice to the Company if, without the Executive’s consent, the Executive’s responsibilities and duties on the date hereof are materially reduced (a “Material Demotion”) and such Material Demotion continues for ten (10) business days after the date of notice to the Company. A Material Demotion shall be treated as a termination by the Company without Cause and the Executive shall be entitled to receive salary continuation pay as provided by, and subject to the terms and conditions of, subparagraph 9(c) below.

9. Payment Upon Termination.

(a) If this Employment Agreement is terminated pursuant to paragraph 8(i) above, the Executive shall receive disability pay from the date of such termination until the second anniversary of such termination at the rate of 50% of the Base Salary, reduced by applicable payroll taxes and further reduced by the amount received by the Executive during such period under any Company-maintained disability insurance policy or plan or under Social Security or similar laws. Such disability payments shall be paid periodically to the Executive as provided in paragraph 5(a) for the payment of salary.

(b) If the Employment Agreement is terminated pursuant to paragraph 8(ii) or 8(v) above, the Executive shall receive no salary continuation pay or severance pay.

(c) If this Employment Agreement is terminated pursuant to paragraph 8(iii) or 8(iv) above, or as a result of the Executive having terminated this Employment Agreement following a Material Demotion, the Executive shall receive salary continuation pay for the remainder of the contractual term, but not in any event for less than twenty-four months from the date of such termination (“Salary Continuation Period”), equal to the Executive’s most recent annual salary plus the Executive’s target bonus (as determined under the bonus plan last in effect for the Executive). In addition, the Company shall pay the premiums necessary to continue the Executive’s group health coverage for the Salary Continuation Period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided the Executive elects to continue and remains eligible for those benefits under COBRA, and does not become eligible for health coverage through another employer during this period; provided, however, that the salary continuation payments, bonus and other benefits described in this paragraph 9(c) shall cease if the Executive shall, directly or indirectly, be in breach of the Executive’s obligations under paragraph 13 hereof. Such salary continuation payments (less applicable payroll taxes) shall be paid periodically to the Executive as provided in paragraph 5(a) for the payment of the Base Salary.

(d) If the Company shall decide not to renew this Employment Agreement, the Executive shall receive severance pay, for a period of twenty-four months following the date of expiration of the then-current term (“Severance Pay”), equal to the Executive’s most recent annual salary (excluding any and all executive bonus plan amounts). Such severance payments (less applicable payroll taxes) shall be paid periodically to the Executive as provided in paragraph 5(a) for the payment of the Base Salary. The Executive hereby agrees to make a smooth transition of responsibilities during the ninety (90) day period prior to expiration of the Employment Agreement and the Executive further agrees not to take any legal action against the Company related to said non-renewal and termination of employment.

(e) During the Salary Continuation Period or Severance Period, the Executive shall be under no obligation to mitigate the costs to the Company of the salary continuation or severance payments, and no compensation that the Executive may receive from another employer during the salary continuation or severance period shall be offset against amounts owed to Executive hereunder. Notwithstanding the foregoing, in order to be entitled to the payments under paragraphs 9(c) and (d), Executive shall be required to execute and deliver (and not revoke) a release of all employment-related claims against the Company in a form attached hereto as Exhibit A.

10. Representations. The Executive hereby represents to the Company that (a) the Executive is legally entitled to enter into this Employment Agreement and to perform the services contemplated herein and is not bound under any employment or consulting agreement to render services to any third party, (b) the Executive has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by paragraph 11 hereof, and (c) the Executive does not now have, nor within the last three years has had, any ownership interest in any business enterprise (other than interest in publicly traded companies where the Executive’s ownership does not exceed one percent (1%) or more of the equity capital of such companies) which is a customer of the Company, any of its subsidiaries, or from which the Company or any of its subsidiaries purchases any goods or services or to whom such Companies owe any financial obligations or are required or directed to make any payments.

11. Inventions. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during the term hereof which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its affiliates or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its affiliates or which arise from the efforts of the Executive during the course of his employment for the Company or any of its affiliates. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and its affiliates and disclosed by the Executive within one year following the termination of this Employment Agreement shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

12. Disclosure of Information. The Executive recognizes and acknowledges that the trade secrets, know-how and proprietary processes of the Company and its affiliates as they may exist from time to time are valuable, special and unique assets of the business of the Company and its affiliates, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive will not, during or after the term of the Executive’s employment by the Company or any of its affiliates, in whole or in part, disclose such secrets, know-how or processes to any person, firm, Company, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for the Executive’s own purposes or for the benefit of any person, firm, Company or other entity (except the Company and its affiliates) under any circumstances during or after the term of the Executive’s employment, provided that after the term of the Executive’s employment, these restrictions shall not apply to such secrets, know-how and processes which are then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the Company’s consent).

13. Non-Competition. During the term of the Executive’s employment hereunder and for a period beginning on the date of termination of the Executive’s employment hereunder for any reason and ending on the later of one (1) year after the date of this Agreement or one (1) year after any such termination of employment (“Non-Competition Period”), Executive shall not:

a) without the prior written consent of the Company, directly or indirectly, as an Executive, employer, agent, principal, proprietor, partner, stockholder, consultant, employee, director, or corporate officer, engage in any business or render any services to any business that is in competition with the business of the Company; and

b) (i) solicit any employee of the Company to engage in a competitive business or (ii) solicit customers of the Company on behalf of any company or entity whose business is competitive with the Company.

If the scope of any restrictions contained in Subsections (a) or (b) of this Section 13 are too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

14. Injunctive Relief. If there is a breach or threatened breach of the provisions of paragraphs 11, 12 or 13 of this Employment Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

15. Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

16. Exit Obligations. Upon (a) the termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including, but not limited to those that constitute or contain any confidential information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

16. Notices. Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and if sent by registered mail to the Executive at his home address as reflected on the records of the Company, in the case of the Executive, or CareCloud, Inc., 7 Clyde Road, Somerset New Jersey 08873, in the case of the Company.

17. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

18. Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the choice of law or conflict of laws provisions thereof.

19. Assignment. This Employment Agreement may be assigned, without the consent of the Executive, by the Company to any of its affiliates, or to any other person, partnership, company, or other entity which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder. This Employment Agreement is personal to the Executive and shall not be assigned by the Executive.

20. Severability. If any provision of any part of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable any other portion of this Agreement. The entire Agreement shall be construed as if it did not contain the particular invalid or unenforceable provision(s) and the rights and obligations of the Parties shall be construed and enforced accordingly.

21. Entire Agreement. This Employment Agreement contains the entire agreement of the parties and supersedes any and all agreements, letter of intent or understandings between the Executive and (a) the Company, and (b) any of the Company’s principal shareholders, affiliates or subsidiaries regarding employment. This Employment Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth below.

EXECUTIVE

By:	/s/ Joseph C. DosSantos
Joseph C. DosSantos

Date: May 4, 2023

CARECLOUD, INC.

By:	/s/ Kimberly Blanche
Kimberly Blanche
General Counsel

Date: May 4, 2023

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

I, ______________________________, hereby acknowledge that CareCloud, Inc. (“the Company”) has advised me by letter dated _____________________(“the Letter”) of the pay and benefits to which I am entitled in connection with the separation of my employment with the Company, and the separation pay which it has agreed to pay to me in exchange for my signing this Separation Agreement and Release (“Release”). I further hereby acknowledge that the Company has advised me that I have a period of forty-five (45) days from the date of such Letter to sign the Release, but that I may sign it before the forty-five (45) days expire. I also understand that I have a period of seven (7) days following the date of my signature on the Release to change my mind and cancel this Release by sending a written revocation notice to the attention of General Counsel, CareCloud, Inc., 7 Clyde Road, Somerset, NJ 08873. I understand that this Release is not enforceable until after the end of the seven (7) day period. I understand and agree that, should I revoke my Release, I will return any severance pay paid to me by the Company in exchange for signing the Release.

In consideration of such separation pay and other benefits as set forth above and in the Letter, to which I acknowledge I am not otherwise entitled, I hereby knowingly, freely, and voluntarily release the Company, the Company’s respective associates, affiliates, predecessors, successors, subsidiaries, parents, or agents of any of them, and the directors, officers, employees and agents of any of them, and shareholders (all the parties mentioned immediately before shall be referred to as the “Released Parties”) from, and waive any right to personal benefit arising from any proceedings or lawsuits, in connection with any and all claims relating to my employment, or the separation of my employment which I have or may have or acquire up to the date of my signature on this Release, including, but not limited to, claims of discrimination whether arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 as amended, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Civil Rights Act of 1991 or any other federal, state or local law. Moreover, I release all claims and waive all rights to file a judicial action and to receive personal benefit in connection with any other proceeding against the Released Parties arising from claims of breach of contract, claims for benefits other than those required by applicable law, claims for additional compensation and/or commissions, claims that the separation of my employment was wrongful, unjust or a violation of public policy or any other claim arising out of any matter concerning the Company or Released Parties in any form which may have occurred prior to the date of my signature on this Release. Notwithstanding the foregoing, this Release does not waive or release any claims that cannot be legally waived or released as a matter of law, such as filing a claim for unemployment insurance benefits. This Release also does not prevent me from filing a charge or complaint with, communicating with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), or any other federal, state, or local governmental agency or commission (“Government Agencies”). However, to the fullest extent permitted by law, I agree that I am waiving the right to monetary damages or other equitable or monetary relief as a result of any charge, complaint, investigation, or proceeding with those Government Agencies.

I agree that I will not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any of its subsidiaries or affiliates or any of their respective officers, directors or employees nor shall I, directly or indirectly, engage in any conduct or make any statement that could be reasonably expected to impair the goodwill or reputation of the Company or any of its subsidiaries or affiliates, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible. However, nothing in this paragraph shall in any way require me to conceal any details relating to a claim of discrimination, retaliation, or harassment under any applicable law of discrimination, even though such claim is released. In addition, nothing contained in this paragraph shall or is intended to preclude me from testifying truthfully pursuant to any government or regulatory investigation or pursuant to subpoena or other court order. I understand that I retain the right to communicate with the Government Agencies and such communication can be initiated by me or in response to the government and is not limited by any non-disparagement obligation herein. The Company agrees it will use its reasonable efforts to ensure that the Company does not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing me in any way, or engage in any other conduct or make any other statement that could be reasonably expected to impair my business reputation, except to the extent required by law, and then only after consultation with me to the extent possible; provided, that any refusal by the Company to give a reference shall not be a breach of this provision.

I recognize that this Release shall be binding upon and apply to all of my heirs, executors, administrators, successors and assigns. In the event that state law restricts general releases and provides me with statutory rights, I also waive my right to such statutory protection to the full extent lawfully possible. This Release shall run to and benefit the Company and its respective associates, affiliates, predecessors, successors, subsidiaries, parents, or agents of any of them, assigns and the past and present directors, officers, agents, and employees.

[Signature page follows]

I agree that the Company has advised me in writing of my right to consult with an attorney of my choice prior to signing this Release and has provided me with sufficient time to review and sign the Release. I have carefully read and fully understand the contents of the Release and my voluntary signature is evidence of my intent to be legally bound by its terms.

(Print or Type Name)	(Witness Name - Printed or Typed)

Signature	Witness Signature

Date____________________	Date_______________________